Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made effective as of April 16, 2014 (the “Amendment Effective Date”) among ORCHIDS PAPER PRODUCTS COMPANY, a Delaware corporation (the “Company”), the lenders party to the Credit Agreement (as subsequently defined herein) (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”), and amends the Credit Agreement dated as of April 25, 2011 among the Borrower, the Administrative Agent and the Lenders (the “Credit Agreement”).

NOW THEREFORE, the parties agree as follows:

1.                          Defined Terms.  Capitalized terms used but not defined in this Amendment have the meanings given to them in the Credit Agreement.

2.                          Removal of Letter of Credit Sub-facility.  The Borrower, the Administrative Agent and the Lenders agree that the Borrower shall no longer have the right to request, and no Lender shall be obligated to issue, any Letters of Credit for or on behalf of the Borrower under the Agreement.  To effectuate removal of Letters of Credit from the Credit Agreement, the Credit Agreement is amended as follows:

(a)                                 The defined terms “Issuing Bank”, “LC Collateral Account”, “LC Disbursement”, “LC Exposure” and “Letter of Credit” (collectively, the “LC Terms”) are each deleted in their entirety from Section 1.01 of the Credit Agreement.

(b)                                 The Credit Agreement is further amended as provided on Attachment A to this Agreement, incorporated by reference.  The Borrower, the Administrative Agent and the Lenders further agree that, if any reference to an LC Term in the Credit Agreement is not explicitly deleted or amended on Attachment A or otherwise by this Amendment, the Credit Agreement will nonetheless be amended as necessary to delete all references to the LC Terms and any obligation of the Lenders to issue Letters of Credit, including all necessary grammatical, punctuation and other changes.  No failure in this Amendment to remove or delete any LC Term will create or imply any obligation on the part of a Lender to issue any Letter of Credit or any right by the Borrower to request any Letter of Credit.

3.                          Amendments to Credit Agreement.  In addition to the Amendments provided in Section 2 of this Amendment, the Credit Agreement is further amended as follows (all Article, Section and subsection references are to the Credit Agreement):

(a)                                 The following defined terms are added to Section 1.01 in appropriate alphabetical order:

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower and its affiliated companies from time to time concerning or relating to bribery or corruption.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Designated Persons” means any person or entity listed on a Sanctions list.

“Excess Project Capital Expenditures” means Capital Expenditures made by Borrower in connection with the Pryor Expansion, to the extent in excess of $31,000,000.

“Excluded Swap Obligation” means, with respect to any Loan Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Loan Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Loan Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the Guarantee of such Loan Guarantor becomes or would become effective with respect to such related Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBO Rate.”

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded  to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“LIBO Screen Rate” has the meaning assigned to it in the definition of “LIBO Rate.”

“Maintenance Capital Expenditures” means Capital Expenditures made for the maintenance or replacement of fixed or capital assets.

“Pryor Expansion” means Capital Expenditures made for the improvement and expansion of the Borrower’s facility located at 4826 Hunt Street and 4915 Hunt Street, Pryor, Oklahoma 74361, including the acquisition of a new paper mill and improvements to its paper converting line assets.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee, joint and several liability, and/or Lien becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Sanctioned Country” means, at any time, a country or territory that is the subject or target of any sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of Designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

(b)                                 The existing defined terms in Section 1.01 are amended as follows:

(i)                                     The term “Agreement” is amended to mean the Credit Agreement, as it may be amended, modified, restated or extended from time to time.

(ii)                                  The term “Adjusted One Month LIBOR Rate” is amended by replacing the words “rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page)” with the words “LIBO Screen Rate”.

(iii)                               The term “Change in Law” is amended and restated in its entirety as follows:

“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement of (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or its holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

(iv)                              The definition of “Fixed Charge Coverage Ratio” is amended and restated in its entirety as follows:

“Fixed Charge Coverage Ratio” means the ratio of

(i)                                     net income before income tax expense,

(A)                               plus amortization expense, depreciation expense, Interest Expense, non-cash equipment write-offs (disclosed to the Administrative Agent), rent and operating lease payments made,

(B)                               plus, without duplication, cash expenditures for replacement parts up to a maximum of $250,000.00, and

(C)                               minus any Restricted Payments made, Maintenance Capital Expenditures not financed with long-term Indebtedness or the sale or issuance of Equity Interests,  Excess Project Capital Expenditures and cash taxes paid, all computed for the Test Period, to

(ii)                                  the sum of

(A)                               Interest Expense

(B)                               plus current maturities of long term Indebtedness and Capital Lease Obligations,

all computed for the Test Period, except for current maturities as specified; provided that (i) during the 12-month period immediately prior to the Term Loan 1 Maturity Date current maturities shall be determined assuming that amortization of Term Loan 1 will continue during the relevant period after the Term Loan 1 Maturity Date in the same manner as prior to the Term Loan 1 Maturity Date (provided further that this shall not extend or modify the Term Loan 1 Maturity Date) and (ii) if the Lenders reduce the Term Loan 2 Payment Amount pursuant to Section 2.10(a) then during the 12-month period immediately prior to the Term Loan 2 Maturity Date current maturities shall be determined assuming that amortization of Term Loan 2 will continue during the relevant period after the Term Loan 2 Maturity Date in the same manner as prior to the Term Loan 2 Maturity Date (provided further that this shall not extend or modify the Term Loan 2 Maturity Date).  The term “Test Period” means each rolling period of four consecutive fiscal quarters ending at each fiscal quarter end of Borrower.

(v)                                 The term “LIBO Rate” is amended and restated in its entirety as follows:

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Association (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days before the commencement of such Interest Period; provided that, if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and provided, further, if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate, provided, that, if any Interpolated Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

(vi)                              The term “Revolver Maturity Date” is amended by replacing “April 24, 2014” with “April 24, 2016”.

(vii)                           The term “Revolving Commitment” is amended by replacing “$18,000,000.00” with “$15,000,000.00”.

(viii)                        The term “Secured Obligations” is amended by adding the following at the end of its definition: “provided, however, that the definition of ‘Secured

Obligations’ does not create any Guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining the Guaranteed Obligations of such Loan Guarantor.”

(c)                                  Section 2.18 is amended by adding the following subsection (g):

(g)                                  Notwithstanding the foregoing Section 2.18 or anything else to the contrary in this Agreement, amounts received from any Loan Party that is not a Qualified ECP Guarantor shall not be applied to that Loan Party’s Excluded Swap Obligations.

(d)                                 The following is added as a new Section 3.19:

3.19                        Anti-Corruption Laws and Sanctions.  The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.   No Borrowing, use of proceeds or other transaction contemplated by the Credit Agreement will violate Anti-Corruption Laws or applicable Sanctions.

(e)                                  The following is added to the end of Section 5.08:

The Borrower will not request any Loans, and the Borrower shall not use, and shall ensure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Loan (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(f)                                   Section 6.12 is deleted in its entirety and replaced with the following: “RESERVED.”

(g)                                  The following is added as a new Section 10.13:

10.13.              Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under this Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until termination of its Guarantee under Section 10.08.  Each Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

4.                          Effect of this Amendment.  This Amendment is not, and should not be deemed to be a waiver of, amendment to, consent to or modification of any other term or provision of the Credit Agreement or of any term or provision of any of the other Loan Documents, or of any event, condition, or transaction on the part of the Borrower or any other Person, in each case except as specifically set forth in this Amendment.

5.                          Conditions.  Upon satisfaction of the following conditions precedent, this Amendment shall be effective as of the Amendment Effective Date:

(a)                                 Administrative Agent’s receipt of original or facsimile or portable document format (PDF) copies (followed promptly by originals) of each of the following, each properly executed, each dated the Amendment Effective Date (or, in the case of certificates of governmental officials, a recent date before the date of the Amendment) and each in form and substance satisfactory to Administrative Agent and its legal counsel:

(i)                                     executed counterparts of this Amendment;

(ii)                                  if required by the Administrative Agent, one or more Notes evidencing the Revolving Commitment, as modified;

(iii)                               all other documents, certificates, consents and instruments requested by Administrative Agent; and

(iv)                              other certificates of resolutions or other action, incumbency certificates and/or other certificates signed by an officer of the Borrower, as required by the Administrative Agent, to evidence the identity, authority and capacity of Borrower’s signatory(ies) to this Amendment and the other Loan Documents; and

(b)                                 unless waived by Administrative Agent, the payment by the Borrower of all fees, expenses and disbursements of any law firm or other external counsel for Administrative Agent invoiced before the date of this Amendment, plus a reasonable estimate of any additional fees, expenses and disbursements that have been or will be incurred by counsel, through the closing proceedings as to this Amendment, which estimate will not preclude a final settling of accounts between the Borrower and Administrative Agent.

6.                          Acknowledgment and Ratification.  All Loan Documents to which the Borrower is a party other than the Credit Agreement (including without limitation all Collateral Documents) are amended as follows, to the extent necessary: (a) all references to the Credit Agreement are amended to mean the Credit Agreement as amended by this Amendment, and (b) all references to the “Obligations” or the “Secured Obligations” are amended to mean the “Obligations” or “Secured Obligations” as modified by this Amendment.  The Borrower acknowledges and agrees that the Credit Agreement and all other Loan Documents remain in full force and effect as amended by this Amendment.

7.                          Representation and Warranties.  The Borrower represents and warrants to the Lenders that as of the date of execution of this Amendment and as of the Amendment Effective Date:

(a)                                 the representations and warranties set forth in the Credit Agreement are true and correct in all material respects as though made on the date hereof, except to the extent that any of them speak to a different specific date, in which case they are true and correct as of such earlier date, and for purposes of this Amendment the representations and warranties contained in subsection (a) of Section 3.04 shall be deemed to refer to the most recent financial statements furnished by the Borrower pursuant to clauses (a) and (b) of Section 5.01;

(b)                                 no Default or Event of Default exists;

(c)                                  the execution, delivery and performance by Borrower of this Amendment have been duly authorized by all necessary  action and do not and will not contravene the terms of the Borrower’s governing documents, any law or any indenture, loan or credit agreement, or any other material agreement or instrument to which the Borrower is a party or by which it is bound or to which it or its properties are subject;

(d)                                 no authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any other Person are necessary for the execution, delivery or performance by the Borrowers of this Amendment or for the validity or enforceability thereof, other than routine informational filings with the United States Securities and Exchange Commission and/or other Governmental Authorities; and

(e)                                  this Amendment constitutes the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, and by judicial discretion regarding the enforcement of or any applicable laws affecting remedies (whether considered in a court of law or a proceeding in equity).

8.                          Defaults Unaffected.  Except as expressly providing in this Amendment, nothing in this Amendment will prejudice, act as, or be deemed to be a waiver of any Default or Event of Default or any right or remedy available to Administrative Agent or any Lender by reason any Default or Event of Default.

9.                          Governing Law; Miscellaneous.  This Amendment shall be governed by the internal laws of the State of Oklahoma.  Unless stated otherwise, (a) the singular number includes the plural and vice versa and words of any gender include each other gender, in each case, as appropriate, (b) headings and captions may not be construed in interpreting provisions, (c) this Amendment may be executed in any number of counterparts with the same effect as if all signatories had signed the same document, and all of those counterparts must be construed together to constitute the same document, and (d) this Amendment shall be effective when it has been executed by the parties hereto and each party has notified the Administrative Agent by facsimile transmission or telephone that it has taken such action.

10.                   Electronic Signatures.  This Amendment and the other Loan Documents may be transmitted and/or signed by facsimile or digital signature and/or transmission.  The effectiveness of any such signatures shall have the same force and effect as manually-signed originals and shall be binding on all parties to this Amendment and the other Loan Documents.

[SIGNATURE PAGE(S) ATTACHED]

THIS AMENDMENT is executed and delivered effective as of the date first indicated on the first page.

“BORROWER”

ORCHIDS PAPER PRODUCTS COMPANY, a Delaware corporation

By:	/s/Keith R. Schroeder
Keith R. Schroeder
Chief Financial Officer

THIS AMENDMENT is executed and delivered effective as of the date first indicated on the first page.

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/Jennifer Kalvaitis
Jennifer Kalvaitis, Vice President

Attachment A
To First Amendment to Credit Agreement

Amendments Removing Letters of Credit

As set forth in Section 2(b) of the Amendment, as of the Amendment Effective Date, the Credit Agreement is amended as provided in this Attachment A.  In this Attachment A, (i) all Article, Section and subsection references are to the Credit Agreement, and (ii) as applicable, words that are added to the Credit Agreement are double underlined, and words that are deleted from the Credit Agreement are stricken.

1.  The existing defined terms in Section 1.01 are amended as follows:

(a)                                 The term “Applicable Percentage” is amended by deleting “, LC Exposure” from subpart (a) of its definition.

(b)                                 The term “Defaulting Lender” is amended by deleting the reference to “the Issuing Bank” and “Letters of Credit” in its definition.

(c)                                  The term “Eligible Accounts” is amended by replacing the first sentence of its definition with the following: “Eligible Accounts” means, at any time, the Accounts of the Borrower that the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans and Swingline Loans hereunder.”

(d)                                 The term “Eligible Inventory” is amended by replacing the first sentence of its definition with the following: “Eligible Inventory” means, at any time, the Inventory of the Borrower that the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans and Swingline Loans hereunder.”

(e)                                  The term “Excluded Taxes” is amended by deleting the reference to “the Issuing Bank” in its definition.

(f)                                   The term “Loan Documents” is amended by deleting the words “, any Letter of Credit applications” and the words “letter of credit agreements” in the first sentence of its definition.

(g)                                  The term “Material Adverse Effect” is amended by deleting the reference to “the Issuing Bank” in its definition.

(h)                                 The term “Material Indebtedness” is amended by deleting “and Letters of Credit” from the first sentence of its definition.

(i)                                     The term “Obligations” is amended by deleting “, all LC Exposure” and “the Issuing Bank” from its definition.

(j)                                    The term “Revolving Commitment” is amended by deleting “in Letters of Credit” in the first sentence of its definition.

(k)                                 The term “Revolving Exposure” is amended by deleting “and its LC Exposure” from its definition.

(l)                                     The term “Transactions” is amended and restated in its entirety as follows:

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, and the borrowing and the use of proceeds of Loans and other credit extensions under this Agreement.

2.                          Section 2.02(c)(iii) is amended as follows:

(iii)                               At the time that each CBFR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000.00 and not less than $100,000.00~~; provided that a CBFR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e)~~.

3.                          The first sentence in Section 2.03 is amended as follows:

To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) in a form approved by the Administrative Agent and signed by the Borrower or by telephone (a) in the case of a Eurodollar Borrowing, not later than 10:00 a.m., Chicago time, three Business Days before the date of the proposed Borrowing or (b) in the case of a CBFR Borrowing, not later than noon, Chicago time, on the date of the proposed Borrowing~~; provided that any such notice of a CBFR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 9:00 a.m., Chicago time, on the date of the proposed Borrowing~~.

4.                          Section 2.05(b) is amended as follows:

(b)                                 To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by facsimile), not later than 11:00 a.m., Chicago time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the Funding Account ~~(or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section~~

~~2.18(c), by remittance to the Administrative Agent to be distributed to the Lenders)~~ by 2:00 p.m., Chicago time, on the requested date of such Swingline Loan.  In addition, the Borrower hereby authorizes the Swingline Lender to, and the Swingline Lender shall, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 1:00 p.m., Chicago time, on each Business Day, make available to the Borrower by means of a credit to the Funding Account, the proceeds of a Swingline Loan to the extent necessary to pay items to be drawn on any Controlled Disbursement Account that day (as determined based on notice from the Administrative Agent).

5.                          Section 2.06 is deleted in its entirety and replaced with the following: “RESERVED.”

6.                          Section 2.07(a) is amended as follows:

(a)                                 Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that, Term Loans shall be made as provided in Section 2.02(b), Section 2.01(b), Section 2.01(v), and Section 2.02(c), and Swingline Loans shall be made as provided in Section 2.05.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account; provided that CBFR Revolving Loans made to finance the reimbursement of ~~(i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank and (ii)~~ a Protective Advance shall be retained by the Administrative Agent.

7.                          Section 2.09(b) is amended as follows:

(b)                                 The Borrower may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest ~~thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a back up standby letter of credit satisfactory to the Administrative Agent) equal to 105% of the LC Exposure as of such date), (iii)~~(ii) the payment in full of the accrued and unpaid fees, and ~~(iv)~~(iii) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

8.                          Section 2.11(b) is amended as follows:

(b)                                 In the event and on such occasion that the total Revolving Exposure exceeds the lesser of (A) the aggregate Revolving Commitments or (B) the Borrowing Base, the Borrower shall prepay the Revolving Loans~~, LC Exposure~~ and/or Swingline Loans in an aggregate amount equal to such excess.

9.                          Section 2.12(b) is deleted in its entirety and replaced with the following: “RESERVED.”

10.                   Section 2.12(d) is amended as follows:

(d)                                 All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent ~~(or to the Issuing Bank, in the case of fees payable to it)~~ for distribution, in the case of commitment fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances

11.                   Section 2.15 is amended as follows:

Section 2.15                             Increased Costs.

(a)                                 If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate~~) or the Issuing Bank~~;

(ii)                                  impose on any Lender ~~or the Issuing Bank~~ or the London interbank market any other condition affecting this Agreement or any Loans made by such Lender ~~or any Letter of Credit~~ or participation therein; or

(iii)                               subject any Lender ~~or the Issuing Bank~~ to any Taxes on its loans, loan principal~~, letters of credit~~, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than Excluded Taxes);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender ~~or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit~~ or to reduce the amount of any sum received or receivable by such Lender ~~or the Issuing Bank~~ (whether of principal, interest or otherwise), then the Borrower will pay to such Lender ~~or the Issuing Bank, as the case may be,~~ such additional amount or amounts as will compensate such Lender ~~or the Issuing Bank, as the case may be,~~ for such additional costs incurred or reduction suffered.

(b)                                 If any Lender ~~or the Issuing Bank~~ determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s ~~or the Issuing Bank’s~~ capital or on the capital of such Lender’s ~~or the Issuing Bank’s~~ holding company, if any, as a consequence of this Agreement or the Loans made by~~, or participations in Letters of Credit held by,~~ such Lender~~, or the Letters of Credit issued by the Issuing Bank,~~ to a level below that which such Lender ~~or the Issuing Bank~~ or such Lender’s ~~or the Issuing Bank’s~~ holding company could have achieved but for such Change in Law (taking into consideration such Lender’s ~~or the Issuing Bank’s~~ policies and the policies of such Lender’s ~~or the Issuing Bank’s~~ holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender ~~or the Issuing Bank~~, as the case may be, such additional amount or amounts as will compensate such Lender ~~or the Issuing Bank~~ or such Lender’s ~~or the Issuing Bank’s~~ holding company for any such reduction suffered.

(c)                                  A certificate of a Lender ~~or the Issuing Bank~~ setting forth the amount or amounts necessary to compensate such Lender ~~or the Issuing Bank~~ or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender ~~or the Issuing Bank~~, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender ~~or the Issuing Bank~~ to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s ~~or the Issuing Bank’s~~ right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender ~~or the Issuing Bank~~ pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender ~~or the Issuing Bank~~, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s ~~or the Issuing Bank’s~~ intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

12.                   Section 2.17 is amended by deleting the words “or the Issuing Bank” and “and the Issuing Bank” (or any variation thereof) in each instance in which they appear.

13.                   Section 2.18 is amended as follows:

Section 2.18                             Payments Generally, Allocation of Proceeds; Sharing of Set-offs.

(a)                                 The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, or fees ~~or reimbursement of LC Disbursements~~, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 2:00 p.m., Chicago time, on the date when due, in immediately available funds, without set off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, 22nd Floor, Chicago, Illinois, except payments to be made directly to ~~the Issuing Bank or~~ Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16, Section 2.17, and Section 9.08 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)                                 Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent ~~and the Issuing Bank~~ from the Borrower (other than in connection with Banking Services or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Banking Services or Swap Obligations), third, to pay interest due in respect of the Protective Advances, fourth, to pay the principal of the Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Protective Advances) ratably, sixth, to prepay principal on the Loans (other than the Protective Advances), ~~unreimbursed LC Disbursements,~~ and any amounts owing with respect to Banking Services and Swap Obligations ratably (with amounts applied to the Term Loans applied to installments of the Term Loans in inverse order of maturity), and seventh~~, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC~~

~~Disbursements, to be held as cash collateral for such Obligations, and eighth~~, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding CBFR Loans of the same Class and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.16.  The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c)                                  At the election of the Administrative Agent, all payments of principal, interest~~, LC Disbursements~~, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent.  The Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03, Section 2.04 or Section 2.05, as applicable and (ii) the Administrative Agent to charge any deposit account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d)                                 If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans ~~or participations in LC Disbursements~~ resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans ~~and participations in LC Disbursements~~ and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans ~~and participations in LC Disbursements~~ of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans ~~and participations in LC Disbursements~~; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans ~~or participations in LC Disbursements~~ to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)                                  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders ~~or the Issuing Bank~~ hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders ~~or the Issuing Bank~~, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders ~~or the Issuing Bank~~, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender ~~or Issuing Bank~~ with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)                                   If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05, ~~Section 2.06(d) or (e),~~ Section 2.07(b), Section 2.18(e) or Section 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

14.                   Section 2.19(b) is amended as follows:

(b)                                 If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent ~~(and if a Revolving Commitment is being assigned, the Issuing Bank)~~, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations ~~in LC Disbursements and~~ Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

15.                   Section 2.20 is amended as follows:

Section 2.20                             Defaulting Lenders.

(a)                                 Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)                                     fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a); and

(ii)                                  the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.

(b)                                 If any Swingline Exposure ~~or LC Exposure~~ exists at the time a Lender becomes a Defaulting Lender then:

(i)                                     all or any part of the Swingline Exposure ~~and LC Exposure~~ shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving ~~Credit~~ Exposure plus such Defaulting Lender’s Swingline Exposure ~~and LC Exposure~~ does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time; and

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent ~~(x) first,~~ prepay such Swingline Exposure ~~and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding~~.

(c)                                  RESERVED.  ~~If the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to Section 2.20(b), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized.  If the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.20(b), then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages.  If any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 2.20(b), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated.~~

(d)                                 So long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan ~~and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit~~, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders ~~and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(b)~~, and participating interests in any such newly issued or increased Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(b)(i) (and Defaulting Lenders shall not participate therein).

(e)                                  Any amount payable to a Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.18(d) but excluding Section 2.19(b)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the ~~Issuing Bank or~~ Swingline Lender hereunder, (iii) third, if so determined by the Administrative Agent or requested by ~~an Issuing Bank or~~ Swingline Lender, to be held in such account as cash collateral for future funding obligations of the Defaulting Lender of any participating interest in any Swingline Loan ~~or Letter of Credit~~, (iv) fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender of any Loans under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders ~~or an Issuing Bank~~ or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender ~~or such Issuing Bank~~ or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is ~~(x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of LC Disbursements for which a Defaulting Lender has funded its participation obligations and (y)~~ made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.

(f)                                   If the Administrative Agent, the Borrower and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

16.                   Section 3.18(a) is amended as follows:

(a)                                 Neither the extension of any of the Loans nor ~~the issuance of the Letters of Credit, or~~ the use of the proceeds thereof, will violate (i) the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (ii) any of the Export Administration Regulations, 15 C.F.R. Chapter 7.

17.                   All references to “the Issuing Bank” in Section 4.01(a) through (p) are deleted.  The first sentence and last sentence of Section 4.01 are amended as follows:

Section 4.01                             Effective Date.  The obligations of the Lenders to make Loans ~~and of the Issuing Bank to issue Letters of Credit~~ hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

. . . .

Notwithstanding the foregoing, the obligations of the Lenders to make Loans ~~and of the Issuing Bank to issue Letters of Credit~~ hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 2:00 p.m., Chicago time, on April 30, 2011 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

18.                   Section 4.02 is amended as follows:

Section 4.02                             Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing~~, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit,~~ is subject to the satisfaction of the following conditions:

(a)                                 The representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of such Borrowing ~~or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable~~.

(b)                                 At the time of and immediately after giving effect to such Borrowing ~~or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable~~, no Default shall have occurred and be continuing.

(c)                                  After giving effect to any Borrowing ~~or the issuance of any Letter of Credit~~, Availability is not less than zero.

Each Borrowing ~~and each issuance, amendment, renewal or extension of a Letter of Credit~~ shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

Notwithstanding the failure to satisfy the conditions precedent set forth in paragraphs (a) or (b) of this Section, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make Loans ~~and an Issuing Bank may, but shall have no obligation to, issue or cause to be issued any Letter of Credit~~ for the ratable account and risk of Lenders from time to time if the Administrative Agent believes that making such Loans ~~or issuing or causing to be issued any such Letter of Credit~~ is in the best interests of the Lenders.

19.                   The first sentence in each of ARTICLE V and ARTICLE VI is amended as follows:

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder ~~shall~~ have been paid in full ~~and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed~~, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lenders that:

20.                   Section 5.08 is amended as follows:

Section 5.08                             Use of Proceeds.  The proceeds of the Loans will be used only for working capital and to refinance Indebtedness existing as of the date of this Agreement.  No part of the proceeds of any Loan ~~and no Letter of Credit~~ will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

21.                   ARTICLE VII(a) is amended as follows:

(a)                                 the Borrower shall fail to pay any principal of any Loan ~~or any reimbursement obligation in respect of any LC Disbursement~~ within ten (10) days of when the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

22.                   The first and six paragraphs in ARTICLE VIII are amended to read as follows:

Each of the Lenders ~~and the Issuing Bank~~ hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

. . . .

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders~~, the Issuing Bank~~ and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article, Section 2.17(d) and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

23.                   Section 9.01(a)(iii) is deleted in its entirety.

24.                   Section 9.02(a) and (b) are amended as follows:

(a)                                 No failure or delay by the Administrative Agent~~, the Issuing Bank~~ or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent~~, the Issuing Bank~~ and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan ~~or issuance of a Letter of Credit~~ shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent~~, any Lender~~ or ~~the Issuing Bank~~ any Lender may have had notice or knowledge of such Default at the time.

(b)                                 Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (provided that the Administrative Agent may make Protective Advances as set forth in Section 2.04), (ii) reduce or forgive the principal amount of any Loan ~~or LC Disbursement~~ or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan ~~or LC Disbursement,~~ or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (v) increase the advance rates set forth in the definition of Borrowing Base or add new categories of eligible assets, without the written consent of each Revolving Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vii) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (viii) release any Loan Guarantor from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, or (ix) except as provided in clauses (d) and (e) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent~~, the Issuing Bank~~ or the Swingline Lender, as the case may be (it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent~~, the Swingline Lender and the Issuing Bank~~ and the Swingline Lender).  The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

25.                   Section 9.03(a) though (d) are amended as follows:

(a)                                 The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) ~~all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii)~~ all out-of-pocket expenses incurred by the Administrative Agent~~, the Issuing Bank~~ or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent~~, the Issuing Bank~~ or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made ~~or Letters of Credit issued~~ hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans ~~or Letters of Credit~~.  Expenses being reimbursed by the Borrower under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i)                                     appraisals and insurance reviews;

(ii)                                  field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;

(iii)                               background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent;

(iv)                              taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(v)                                 sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(vi)                              forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Borrower as Revolving Loans or to another deposit account, all as described in Section 2.18(c).

(b)                                 The Borrower shall indemnify the Administrative Agent~~, the Issuing Bank~~ and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan ~~or Letter of Credit~~ or the use of the proceeds therefrom ~~(including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in~~

~~connection with such demand do not strictly comply with the terms of such Letter of Credit)~~, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, (iv) the failure of the Borrower to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by the Borrower for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)                                  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent~~, the Issuing Bank~~ or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent~~, the Issuing Bank~~ or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d)                                 To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan ~~or Letter of Credit~~ or the use of the proceeds thereof.

26.                   Section 9.04(a), (b)(i), (b)(iv) and (c)(i) are amended as follows:

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby ~~(including any Affiliate of the Issuing Bank that issues any Letter of Credit)~~, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby ~~(including any Affiliate of the Issuing Bank that issues any Letter of Credit)~~, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent~~, the Issuing Bank~~ and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i)                                     Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)                               the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B)                               the Administrative Agent.~~; and~~

~~(C)                               the Issuing Bank.~~

. . . .

(iv)                              The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans ~~and LC Disbursements~~ owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent~~, the Issuing Bank~~ and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower~~, the Issuing Bank~~ and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

. . . .

(c)                                  (i)                                     Any Lender may, without the consent of the Borrower, the Administrative Agent~~, the Issuing Bank~~ or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent~~, the Issuing Bank~~ and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of  Section 2.15, Section 2.16 and Section 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.13 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

27.                   Section 9.05 is amended as follows:

Section 9.05                             Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans ~~and issuance of any Letters of Credit~~, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent~~, the Issuing Bank~~ or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid ~~or any Letter of Credit is outstanding~~ and so long as the

Commitments have not expired or terminated.  The provisions of Section 2.15, Section 2.16, Section 2.17 and Section 9.03 and ARTICLE VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans~~, the expiration or termination of the Letters of Credit~~ and the Commitments or the termination of this Agreement or any provision hereof.

28.                   Section 9.09(b) is amended as follows:

(b)                                 Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or Oklahoma State court sitting in Tulsa, Oklahoma in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Oklahoma State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent~~, the Issuing Bank~~ or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

29.                   The first paragraph of Section 9.12 is amended as follows:

Section 9.12                             Confidentiality.  Each of the Administrative Agent~~, the Issuing Bank~~ and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan

Parties and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent~~, the Issuing Bank~~ or any Lender on a non-confidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent~~, the Issuing Bank~~ or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

30.                   Section 9.13 is amended as follows:

Section 9.13                             Several Obligations; Nonreliance; Violation of Law.  The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein.  Anything contained in this Agreement to the contrary notwithstanding, ~~neither~~ the Issuing Bank ~~nor any Lender~~ shall not be obligated to extend credit to the Borrower in violation of any Requirement of Law.

31.                   ARTICLE X is amended by deleting the words “the Issuing Bank” or “Issuing Bank”, as applicable, in each instance in which they appear.